Exhibit 5.01

February 20, 2020

Seneca Biopharma, Inc.

20271 Goldenrod Lane

Germantown, MD, 20876

Ladies and Gentlemen:

We have acted as counsel to Seneca Biopharma, Inc., (fka Neuralstem, Inc.) a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to the resale from time to time by the selling shareholders identified in the prospectus constituting part of the Registration Statement of an aggregate of 5,999,998 shares (the “Shares”) underlying (i) Series P common stock purchase warrants (ii) Series Q common stock purchase warrants, and (iii) Placement Agent common stock purchase warrants (collectively, the “Warrants”), $0.01 par value per share. The Warrants may be exercised at any time pursuant to their terms. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinion expressed below, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended to date, and the Company’s Bylaws, as amended to date, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials. For purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

Our opinion set forth below is limited to the General Corporation Law for the State of Delaware and the laws of the State of California. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, we are of the opinion that the Shares underlying the Warrants, when issued pursuant to the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ SILVESTRE LAW GROUP, PC